Exhibit 99.1
FOR IMMEDIATE RELEASE
BLUE NILE ANNOUNCES CHANGE IN CFO APPOINTMENT
SEATTLE, JULY 17, 2007 — Blue Nile, Inc. (NASDAQ: NILE) today announced a change in its Chief Financial Officer appointment. Scott Devitt has informed the Company that he will not be joining Blue Nile as CFO, as previously announced on June 29, 2007.
“Scott has had a change of heart based on personal considerations, with the relocation of his family weighing heavily in his decision. While we are disappointed that Scott will not be joining the Blue Nile team, we respect his decision related to the needs of his family,” said Chief Executive Officer, Mark Vadon. “We have high regard for Scott’s talents and wish him the best in his future endeavors.”
The Company will renew the CFO recruitment process that was previously underway with a leading executive search consulting firm. Diane Irvine will remain the CFO of the Company, in addition to her duties as President, until the search for a new CFO has been completed.
About Blue Nile, Inc.
Founded in 1999, Blue Nile is the leading online retailer of diamonds and fine jewelry. It has built a well respected brand by providing consumers with a better way to buy diamonds and fine jewelry. Blue Nile has established some of the highest quality standards in the industry and provides consumers with in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Blue Nile websites showcase thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.
Contact:
Blue Nile, Inc.
Nancy Shipp, (Investors) 206.388.3136
nancys@bluenile.com
or
John Baird, (Media) 206.336.6755
johnb@bluenile.com